SCHEDULE 14A

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [	]

Check the appropriate box:

[ ] Preliminary Proxy Statement	[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12

OGE ENERGY CORP.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[X]	No fee required
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1)	Title of each class of securities to which transaction applies:
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3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
4)	Proposed maximum aggregate value of transaction:
5)	Total fee paid:
[ ]	Fee paid previously with preliminary materials.

[   ]      Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:
2)	Form, Schedule or Registration Statement No.:
3)	Filing Party:
4)	Date Filed:

May 8, 2009

Members are reminded to vote their OGE shares

Annual Report & Proxy Statement are online; vote by telephone or Internet any time

The Annual Meeting of Shareowners of OGE Energy Corp. will be held at 10 a.m. Thursday, May 21, at the National Cowboy and Western Heritage Museum in Oklahoma City for the following purposes:

(1)	To elect four members of the Board of Directors
(2)	To ratify the appointment of Ernst & Young LLP as our principal independent accountants
(3)	To consider a shareowner proposal to eliminate the classification of the terms of the directors

The Board of Directors recommends a vote FOR the four named nominees for director, FOR the ratification of Ernst & Young LLP as the Company’s principal independent accountants and AGAINST the shareowner proposal to eliminate the classification of the terms of the directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” PROPOSAL No. 3 The Board of Directors does not believe that this proposal is in the best interest of OGE Energy shareowners. The Board believes that it is important this proposal should not be implemented, and therefore recommends a vote against the proposal.

Any member who has already voted and would like to change their vote may do so by following the same procedure as before. A single vote to follow the Board’s recommendations will count the shareowner’s vote for the nominated directors, for ratification of the company’s independent accountants, and against the shareowner proposal.

Most company members are shareowners through benefit plans like the Retirement Savings Plan (401k) administered by Fidelity Investments and as shareowners are entitled to vote. The company would like to emphasize the importance of everyone voting their shares, especially this year, because of the items to be considered. Active members who own OGE shares through the Retirement Savings Plan will receive a Proxy card with instructions for voting by one of three methods:

•	Internet:	www.proxyvoting.com/oge
•	Telephone:	1-866-540-5760
•	Mail:	Return the Proxy Card in the postage paid envelope

When voting on the Internet or by telephone, shareowners will need their proxy card available. The control number printed on the lower right hand side of the Proxy card must be entered to vote your proxy electronically, by following the prompts.

Shareowners are urged to register their confidential vote as soon as possible upon receipt of their proxy card to ensure the proxy is voted and not misplaced or inadvertently discarded. This also allows the company to keep current with the voting results.

Also, at the proxy voting Web site, shareowners may access the OGE Energy Corp. 2008 Annual Report and 2009 Proxy Statement. All members are encouraged to review these materials, which also are available through the OGE Energy Corp. Investors web site.

Electronic voting and Web site posting of financial reports and proxy information help the company save thousands of dollars in printing, mailing and handling costs. Every member who participates in the electronic voting process, by Internet or telephone, contributes to the savings.

Members requiring more information or printed copies of the annual report, MD&A and/or proxy statement should notify Todd Tidwell via e-mail at tidweltj@oge.com.

Results of the shareowner proxy voting will be announced during the Annual Meeting on May 21.

End